Exhibit 16.1

                                  CHAVEZ & KOCH
           BUSINESS CONSULTANTS AND CERTIFIED PUBLIC ACCOUNTANTS LTD.

January 14, 2003

United State Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

      We have read Item 4 of Form 8-K dated January 6, 2003, of Global Express Capital Real Estate Fund I, LLC, and are in agreement with the statements contained in the first paragraph on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

      If you have any questions or need additional information, please call me at 702-433-7075.

Sincerely,
Chevez & Koch, CPA's Ltd.


/s/ Tim Koch, CPA
Managing Shareholder